Exhibit 99.1

Twitter Q2 2018 Shareholder Letter

San Francisco, CA

July 27, 2018

Highlights

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Strong revenue growth of 24% year-over-year reflects continued momentum with advertisers driven by ongoing improvements to the service and improved advertiser ROI. We’re also maintaining profitability while investing in the business, with GAAP net income of $100 million, GAAP net margin of 14%, adjusted EBITDA of $265 million, and adjusted EBITDA margin of 37%.

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We launched a scalable new event infrastructure that makes it easier for people to follow events, topics, and interests on Twitter, with the World Cup serving as its debut. Overall product improvements, organic growth, and marketing continue to drive healthy DAU growth of 11% year-over-year.

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We continue to invest in improving the health of the public conversation on Twitter, making the service better by integrating new behavioral signals to remove spammy and suspicious accounts and continuing to prioritize the long-term health of the platform over near-term metrics. We also acquired Smyte, a company that specializes in spam prevention, safety, and security.

Strong revenue growth of 24% year-over-year reflects continued momentum with advertisers driven by ongoing improvements to the service and improved advertiser ROI. We’re also maintaining profitability while investing in the business, with GAAP net income of $100 million, GAAP net margin of 14%, adjusted EBITDA of $265 million, and adjusted EBITDA margin of 37%.

Total revenue reached $711 million in Q2, an increase of 24% year-over-year. This strong growth reflects continued sales momentum with advertisers built around better ad relevance and improving ROI. Changes in foreign exchange rates had a favorable impact of $7 million, resulting in total revenue growth of 23% year-over-year on a constant currency basis. Excluding the approximately $14 million of revenue in Q2 2017 from our now fully deprecated TellApart product (which did not have any contribution to revenue this quarter), total revenue increased 27% year-over-year.

Total US revenue was $367 million in Q2, an increase of 10% year-over-year. Total international revenue was $344 million, an increase of 44% year-over-year. Similar to last quarter, we saw revenue growth across all regions, with particular strength in Asia-Pacific. Japan remains our second largest market, growing 65% year-over-year and contributing $122 million in Q2.

Total advertising revenue was $601 million in Q2, an increase of 23% year-over-year or 21% on a constant currency basis. Owned and operated (O&O) advertising revenue was $564 million, an increase of 29% year-over-year.

We saw strength across Video Website Cards, Video App Cards, In-Stream Video Ads, and Website Click Cards. Video ads continue to account for more than half of ad revenue and remained our fastest-growing ad format in Q2.

Data licensing and other revenue totaled $109 million, an increase of 29% year-over-year, driven by strength in Data and Enterprise Solutions (DES).

Going forward, our revenue priorities include:

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Ensuring advertisers reach audiences on Twitter when they are most receptive, generating positive returns on their advertising investment through better performance and measurement, including ads platform and format improvements, and self-serve measurement studies;

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Building trust with our customers by leading in quality, transparency, and accountability through efforts such as third-party accreditation of certain of our key measurement metrics, improving the health of the public conversation on Twitter, and the Twitter Ads Transparency Center, which allows everyone to see who is advertising on Twitter in the US;

•	Nurturing newer channels of demand, such as online video, and continuing to grow revenue from the long tail of advertisers already on Twitter; and
•	Growing DES through our product and channel segmented go-to-market approach.

As we look ahead to the remainder of the year, we remain optimistic about our ability to execute on our priorities and deliver value for advertisers on our platform.

Q2 marked our third consecutive quarter of GAAP profitability with net income of $100 million, net margin of 14%, and diluted EPS of $0.13.

On a non-GAAP basis, Q2 net income was $134 million, representing a non-GAAP net margin of 19% and non-GAAP diluted EPS of $0.17.

Adjusted EBITDA for Q2 was $265 million, or 37% of total revenue. We continue to expect full year adjusted EBITDA margin expansion in 2018 due to the significant margin expansion we delivered in the first half of the year. As we continue to grow our headcount toward our year-end target of 10-15%, we expect our operating expense base to continue to grow in Q3 and again in Q4.

We launched a scalable new event infrastructure that makes it easier for people to follow events, topics, and interests on Twitter, with the World Cup serving as its debut. Overall product improvements, organic growth, and marketing continue to drive healthy DAU growth of 11% year-over-year.

We’re making it easier for people to follow events, topics, and interests on Twitter with the launch of a scalable new event infrastructure in Q2. As part of that work, we expanded “Happening Now” beyond sports to include Tweets and videos about breaking news at the top of people’s timelines. These experiences for major events feature timelines that include a recap, latest Tweets, top commentary, and live video, and are now more accessible across the service, including in search results and the Explore tab. In addition, we rolled out new, interest-based notifications, and began experimenting with organizing the Explore tab by topic to make it easier to see what’s happening.

We put this scalable new event infrastructure into action with the World Cup, highlighting scores for every game in addition to related Tweets, videos, and Moments, and surfacing these experiences at the top of the timeline, search, and Explore tabs, as well as in personalized notifications. Our collaboration with Fox to show every FIFA World Cup goal highlight in the United States in near-real time is an important example of a partnership designed to deliver breaking news and contribute to the conversation on the platform around these events.

Video continues to be an important way to stay informed on Twitter, enabling people and content owners to better share experiences, engage in events, and converse with broader audiences. In Q2, we continued to invest in the performance of our video infrastructure, improving the quality of the video experience on Twitter while increasing reach and engagement for content owners. We also signed 50 new live-streaming, highlight, Amplify, and video-on-demand agreements in Q2, including with ESPN, NBCUniversal, and Viacom, with In-Stream Video Ads that continue to enable advertisers to reach their customers at highly relevant moments.

Overall growth in engagement was driven by a combination of organic growth, marketing, and product improvements. DAU grew 11% year-over-year in Q2, with double-digit growth in five out of our top 10 global markets, demonstrating another quarter of broad-based growth. Average MAUs were 335 million for Q2, an increase of 9 million year-over-year and a decrease of 1 million quarter-over-quarter, reflecting impact from decisions we have made to prioritize the health of the platform, to not move to paid SMS carrier relationships in certain markets and, to a lesser extent, GDPR. In aggregate, these factors reduced MAU by more than 3 million in Q2. Average US MAUs were 68 million for Q2, compared to 68 million in the same period of the previous year and compared to 69 million in the previous quarter. Average international MAUs were 267 million for Q2, compared to 258 million in the same period of the previous year and compared to 267 million in the previous quarter. Our DAU/MAU ratio remains well below 50%.

We continue to invest in improving the health of the public conversation on Twitter, making the service better by integrating new behavioral signals to remove spammy and suspicious accounts and continuing to prioritize the long-term health of the platform over near-term metrics. We also acquired Smyte, a company that specializes in spam prevention, safety, and security.

We are proud of the tangible improvements people are seeing on Twitter. We believe Twitter's value as a daily utility is enhanced when the conversation on the platform is healthy and people feel safe expressing themselves freely and openly.

In Q2, we introduced new tools to address behaviors that distort and distract from the public conversation, and they’re having a positive impact – results from early experiments show a 4% drop in abuse reports from search and 8% fewer abuse reports from conversations, indicating that fewer people may be seeing Tweets that disrupt their experience on Twitter. We also acquired Smyte, a technology company that specializes in safety, spam prevention, and security, to help us address challenges in this space more quickly and effectively. The Smyte team has joined us at Twitter and is helping us to leverage their technology and expertise to further our efforts to improve health on the platform.

We have also introduced new measures to handle spam, malicious automation, and platform manipulation. In Q2 we made updates to reduce the visibility of suspicious accounts in Tweet and account metrics to ensure that malicious actors aren’t able to artificially boost an account’s credibility, and we announced updates to require new accounts to confirm either an email address or phone number. We’re continuing to improve our systems, and our ability to detect malicious automation, spam, and fake accounts has improved significantly:

•	As of May 2018, our systems identified and challenged more than 9 million potentially spammy or automated accounts per week, up from 6.4 million in December 2017.
•	Due to technology and process improvements during the past year, we are now removing more than 2x the number of accounts for violating our spam policies than we did last year.
•	The average number of spam reports we received through our reporting flow continued to drop — from an average of approximately 25,000 per day in March, to approximately 17,000 per day in May.
•	The new protections we’ve developed have already helped us prevent more than 50,000 spammy signups per day in June.

A Note on Metrics

Our health initiatives have other impacts as well, and we want to help our stakeholders understand how these initiatives impact our metrics and overall business. Our efforts to improve the health of Twitter impact our disclosed metrics in two ways: first, our work sometimes includes the removal of accounts, some of which are included in our metrics, and second, we are making active decisions to prioritize health initiatives over near-term product improvements that may drive more usage of Twitter as a daily utility.

When we suspend accounts, many of the removed accounts have already been excluded from MAU or DAU, either because the accounts were already inactive for more than one month at the time of suspension, or because they were caught at signup and were never included in MAU or DAU. We will continue to work hard to improve the health of the platform, providing updates on our progress at least quarterly, and prioritizing health efforts regardless of the near-term impact on metrics, as we believe the best driver of long-term growth of Twitter as a daily utility is a healthy conversation.

As we began 2018, we made deliberate decisions to allocate product and engineering resources that had previously been focused on product improvements designed to deliver growth in audience and engagement to projects related to preparing for GDPR and broader platform health. This prioritization impacts growth in the near term, but we are confident that this is in the best long-term interest of the platform and will enable long-term growth as we improve the health of the public conversation on Twitter and over time reallocate teams from GDPR to other priorities and hire additional product and engineering resources.

We may also choose to not move to paid SMS carrier relationships in certain markets where we believe we can deliver a better Twitter experience with Twitter or Twitter Lite. While the magnitude of any potential future impact is difficult to predict, DAU will not be affected because DAU only includes accounts on our owned and operated services such as the Twitter app and twitter.com.

As a result of our health work, decisions not to renew or move to paid SMS carrier relationships in certain markets, and our decision to allocate resources towards GDPR and health, MAU could decline on a sequential basis in Q3. Based on our current level of visibility, we expect the decline to be mid-single-digit millions of MAU. As a reminder, DAU growth continues to be the best measure of our success in driving the use of Twitter as a daily utility.

Q2’18 FINANCIAL AND OPERATIONAL DETAIL

Please note that all growth rates referenced below are year-over-year unless otherwise indicated.

Revenue

Total revenue reached $711 million in Q2, an increase of 24% year-over-year. Changes in foreign exchange rates had a favorable impact of $7 million, resulting in total revenue growth of 23% on a constant currency basis. Excluding $14 million of revenue contribution in the same period of the previous year from our now fully deprecated TellApart product (which did not have any revenue contribution this quarter), total revenue increased 27%.

Total US revenue was $367 million, an increase of 10%. Total international revenue was $344 million, an increase of 44%. Similar to last quarter, we saw revenue growth across all regions with particular strength in Asia-Pacific. Japan remains our second largest market, growing 65% and contributing $122 million in Q2.

Total advertising revenue was $601 million, an increase of 23% or 21% on a constant currency basis. Key results to note:

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Owned and operated (O&O) advertising revenue was $564 million, an increase of 29%. We believe the strong growth in our O&O platform reflects continued sales momentum with advertisers built around our increasingly differentiated product features and improved ROI. We believe our message of delivering the most valuable audience when they are most receptive is resonating around the world.

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Non-O&O advertising revenue was $37 million, a decrease of 30%. Excluding TellApart, non-O&O advertising revenue decreased slightly from the previous year, and will continue to show variability based on a variety of factors. Please note that Q3 of 2017 was the final quarter in which we recognized TellApart revenue, with $7 million recognized.

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This quarter we saw strength across Video Website Cards, Video App Cards, In-Stream Video Ads, and Website Click Cards. Video ads continue to account for more than half of ad revenue and remained our fastest-growing ad format in Q2.

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By region, US advertising revenue totaled $293 million, an increase of 9% compared to 1% in Q1. Demand in the US continued to steadily improve. International ad revenue grew 40% to $308 million, the first time it has contributed the majority of total ad revenue. Asia-Pacific was again our fastest-growing region, driven by growth in video in Japan and performance ad products in our China export market. We believe the growth rate of international ad revenue will continue to outpace US ad revenue in the near term.

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We saw strong broad-based advertiser demand around the World Cup, which as a reminder, took place over the last two weeks of Q2 and the first two weeks of Q3. Because there were more games with more countries represented earlier in the tournament, there were more audience and revenue opportunities in Q2 than Q3. We were pleased with our execution relative to our expectations in Q2 around the World Cup, which generated approximately $30 million of total revenue in Q2.

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By sales channel, large to mid-tier customers continue to represent a sizable majority of our advertising revenue. Our self-serve channel, while considerably smaller, saw year-over-year growth accelerate from Q1 to Q2 due to better customer service and support. We see a large opportunity in self-serve, with additional product investment needed to fully capitalize on the opportunity to help smaller and local businesses reach their customers on Twitter.

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Data licensing and other revenue totaled $109 million, an increase of 29%. This growth is mostly attributable to strength in DES, where we are benefiting from our strategy built around tiered pricing, a channel-based sales approach, and increased focus on partnerships.

Advertising Metrics

Value for advertisers continued to improve in Q2, driven by ongoing ad engagement growth, improved product features, better ad relevance (as measured by clickthrough rates (CTR) and ad engagements), and better pricing. Total ad engagements increased 81%, resulting from increased demand, continuing mix shift toward video ad impressions, and improved CTR, which grew on a year-over-year basis across the majority of ad types as ad relevance continues to improve. Our machine-learning efforts continue to benefit advertisers as we improve our targeting and ad-matching capabilities. CTR also benefited from the ongoing growth of more engaging video ad formats in Q2, such as the Video Website Card and Video App Card.

CPE decreased 32% year-over-year, primarily driven by the ongoing mix shift to video ad engagements (which have overall lower CPEs compared to other ad formats) and lower CPEs across the majority of ad formats compared to the prior year. Total yield per impression again improved year-over-year, driven both by a mix shift toward higher yield ad formats as well as higher CTRs that more than offset CPE declines.

Expenses

Total GAAP expenses grew 3% in Q2 to $631 million, reflecting 10% year-over-year growth in headcount, additional revenue share expenses related to video content, increased infrastructure expense, and the acquisition of Smyte, partially offset by decreases in stock-based compensation (SBC) expense. On a non-GAAP basis, total expenses increased 13% in Q2 to $547 million. Traffic acquisition costs (TAC) were approximately $16 million in Q2, a decrease of 39% due to the TellApart deprecation.

SBC expense totaled $79 million, or 11% of total revenue, compared to $113 million, or 20% of total revenue for the same period last year, lower than our guidance of $85 million to $95 million. We continued to grow headcount, ending the quarter with more than 3,500 employees. We still expect to grow headcount 10-15% in 2018, with hiring focused on four strategic priorities: health, audience and engagement growth, ad products, and sales.

Profitability

Q2 marked our third consecutive quarter of GAAP profitability with net income of $100 million, net margin of 14%, and diluted EPS of $0.13. Last year, we reported a GAAP net loss of $116 million, net margin of (20%), and diluted EPS of ($0.16). Approximately $42 million of net income or $0.05 of diluted EPS in Q2 was from a net tax benefit primarily driven by the release of a deferred tax asset valuation allowance for Brazil. We expect to have an additional net income tax benefit due to valuation allowance releases for the US in Q3. We expect to remain GAAP-profitable throughout 2018 even when excluding both the Brazil and US valuation allowance releases.

On a non-GAAP basis, Q2 net income was $134 million or a non-GAAP net margin of 19%, and non-GAAP diluted EPS was $0.17. This compares to non-GAAP net income of $56 million, a non-GAAP net margin of 10%, and non-GAAP diluted EPS of $0.08 in the same period of the prior year. As a result of the 2017 Tax Cuts and Jobs Act, the blended US federal and state statutory tax rate used to calculate our reported non-GAAP provisions for income taxes decreased from 37% to 24% beginning in Q1 2018. Approximately $23 million of the $78 million year-over-year increase in non-GAAP net income resulted from this change.

Adjusted EBITDA for Q2 was $265 million, or 37% of total revenue. This compares to $178 million, or 31% of total revenue, in the same period of the previous year. Both adjusted EBITDA and adjusted EBITDA margins were within our guidance ranges.

Balance Sheet and Statement of Cash Flows

We ended the quarter with $5.7 billion in cash, cash equivalents, and marketable securities, inclusive of $1.1 billion in aggregate net proceeds from an offering of convertible senior notes in June, which is intended to prefund our 2019 convertible maturity and provide for other general purposes. GAAP net cash provided by operating activities in the quarter was $321 million, an increase from $190 million in the same period last year.

Capital expenditures totaled $194 million, compared to $77 million in the same period last year. We are increasing our capex spend in 2018 primarily due to investments in infrastructure to support our product priorities. Our adjusted free cash flow for Q2 was $127 million, compared to $113 million in the same period last year.

Outlook

For Q3, we expect:

•	Adjusted EBITDA to be between $215 million and $235 million
•	Adjusted EBITDA margin to be between 33% and 34%
•	Stock-based compensation expense to be in the range of $85 million to $90 million

For FY 2018, we expect:

•	Stock-based compensation expense to be in the range of $300 million to $350 million
•	Capital expenditures to be between $450 million and $500 million

Note that our outlook for Q3 and the full year 2018 reflects foreign exchange rates as of July 16, 2018.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below. Guidance for adjusted EBITDA and adjusted EBITDA margin excludes stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain. We have not reconciled adjusted EBITDA guidance to projected GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), other than stock-based compensation expense, as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Appendix

Second Quarter Webcast and Conference Call Details

Twitter will host a conference call today, Friday, July 27, 2018, at 5am Pacific Time (8am Eastern Time) to discuss financial results for the second quarter of 2018. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using #TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Third Quarter Earnings Release Details

Twitter will release financial results for the third quarter of 2018 on October 25, 2018, before the market opens at approximately 4am Pacific Time (7am Eastern Time). On the same day, Twitter will host a conference call to discuss those financial results at 5am Pacific Time (8am Eastern Time).

About Twitter, Inc. (NYSE: TWTR)

Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook and guidance; Twitter’s expectations regarding its strategies, product, and business plans, including its priorities, areas of geographic growth, product initiatives, and product experiments; strategies for improving the health of the platform, increasing shareholder value, and improving safety; the development of, investment in, and demand for content (from content partners and users), its products, product features, and services, including video (particularly live-streaming, highlights, and VOD), and the impact thereof on its business; machine learning and data and enterprise solutions; the behavior of Twitter’s users, content partners, and advertisers; Twitter’s expectations regarding the growth of its revenue, including the drivers of such growth, profitability (including GAAP profitability), audience and engagement (including, in each case, any potential impact of its information quality efforts, GDPR, potential changes to carrier relationships and other operational decisions), monetization, advertiser base and spending, headcount, application of its abuse rules, allocation of resources, execution by its sales and operating teams, Twitter’s expectations regarding the integration of Smyte and the impact of the Smyte acquisition to help address safety, spam, and security issues; and Twitter’s future communications with the public regarding its health initiatives. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenue excluding foreign exchange effect, advertising revenue excluding foreign exchange effect, adjusted EBITDA, non-GAAP net income, non-GAAP expenses, non-GAAP income before income taxes, non-GAAP provision for income taxes, adjusted EBITDA margin, non-GAAP net margin, non-GAAP diluted EPS, and adjusted free cash flow. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP net income as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment of investments in privately held companies, restructuring charges and one-time nonrecurring gain, and adjustment to income tax expense based on the non-GAAP measure of profitability using Twitter’s blended US federal and state statutory tax rate. Twitter defines non-GAAP expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP income before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment of investments in privately held companies, restructuring charges, and one-time nonrecurring gain; and Twitter defines non-GAAP provision for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using Twitter’s blended US federal and state statutory tax rate. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue. Non-GAAP net margin is calculated by dividing non-GAAP net income by revenue. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by non-GAAP share count. Non-GAAP share count is GAAP share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through capital leases, less proceeds received from disposition of property and equipment). In order to present revenue and advertising revenue excluding the impact of changes in foreign exchange rates for the quarter ended June 30, 2018, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar, which Twitter believes is a useful metric that facilitates comparison to its historical performance. Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter uses the non-GAAP financial measures of revenue excluding foreign exchange effect, advertising revenue excluding foreign exchange effect, adjusted EBITDA, non-GAAP net income, non-GAAP expenses, non-GAAP income before income taxes, non-GAAP provision for income taxes, non-GAAP net margin, adjusted EBITDA margin, and non-GAAP diluted EPS in evaluating its operating results and for financial and operational decision-making purposes. Twitter believes that adjusted EBITDA, non-GAAP net income, non-GAAP expenses, non-GAAP net margin, adjusted EBITDA margin, and non-GAAP diluted EPS help identify underlying trends in its business that could otherwise be masked by the effect of the expenses and one-time gains or charges that it excludes in adjusted EBITDA, non-GAAP net income, non-GAAP expenses, non-GAAP net margin, adjusted EBITDA margin, and non-GAAP diluted EPS. Twitter also believes that revenue excluding foreign exchange effect, advertising revenue excluding foreign exchange effect, adjusted EBITDA, non-GAAP net income, non-GAAP net margin, non-GAAP expenses, adjusted EBITDA margin, and non-GAAP diluted EPS provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs. Twitter also presents revenue without the effects of TellApart, which has been fully deprecated and no longer contributes to revenue.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors: Cherryl Valenzuela ir@twitter.com	Press: Brandon Borrman press@twitter.com

TWITTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$2,544,641	$1,638,413
Short-term investments	3,116,474	2,764,689
Accounts receivable, net	614,944	664,268
Prepaid expenses and other current assets	264,445	254,514
Total current assets	6,540,504	5,321,884
Property and equipment, net	914,795	773,715
Intangible assets, net	49,190	49,654
Goodwill	1,228,993	1,188,935
Other assets	127,748	78,289
Total assets	$8,861,230	$7,412,477
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$161,300	$170,969
Accrued and other current liabilities	351,061	327,333
Capital leases, short-term	82,058	84,976
Total current liabilities	594,419	583,278
Convertible notes	2,560,943	1,627,460
Capital leases, long-term	53,184	81,308
Deferred and other long-term tax liabilities, net	17,077	13,240
Other long-term liabilities	64,703	59,973
Total liabilities	3,290,326	2,365,259
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	8,125,889	7,750,522
Accumulated other comprehensive loss	(56,434)	(31,579)
Accumulated deficit	(2,498,555)	(2,671,729)
Total stockholders’ equity	5,570,904	5,047,218
Total liabilities and stockholders’ equity	$8,861,230	$7,412,477

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue	$710,541	$573,855	$1,375,412	$1,122,106
Costs and expenses
Cost of revenue	230,185	212,908	453,008	433,247
Research and development	138,574	143,171	261,920	271,899
Sales and marketing	188,032	185,296	366,091	354,890
General and administrative	74,126	70,839	139,844	140,707
Total costs and expenses	630,917	612,214	1,220,863	1,200,743
Income (loss) from operations	79,624	(38,359)	154,549	(78,637)
Interest expense	(29,982)	(26,396)	(56,997)	(51,805)
Interest income	21,960	10,486	38,141	19,006
Other expense, net	(5,735)	(58,806)	(5,944)	(60,004)
Income (loss) before income taxes	65,867	(113,075)	129,749	(171,440)
Provision (benefit) for income taxes	(34,250)	3,413	(31,365)	6,607
Net income (loss)	$100,117	$(116,488)	$161,114	$(178,047)
Net income (loss) per share:
Basic	$0.13	$(0.16)	$0.21	$(0.25)
Diluted	$0.13	$(0.16)	$0.21	$(0.25)
Weighted-average shares used to compute net income (loss) per share:
Basic	752,351	730,069	750,037	726,083
Diluted	772,556	730,069	769,222	726,083

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Cash flows from operating activities
Net income (loss)	$100,117	$(116,488)	$161,114	$(178,047)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	105,982	103,063	202,828	205,855
Stock-based compensation expense	79,469	113,396	152,735	230,393
Amortization of discount on convertible notes	23,309	20,041	44,031	39,289
Changes in bad debt provision	626	37	885	1,355
Deferred income tax	73	(528)	(597)	(768)
Deferred tax assets valuation allowance release	(41,688)	—	(41,688)	—
Impairment of investments in privately-held companies	3,000	55,000	3,000	55,000
Other adjustments	(4,037)	4,679	(3,944)	(4,854)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(14,198)	(20,322)	46,968	133,026
Prepaid expenses and other assets	2,590	22,344	(20,302)	(1,656)
Accounts payable	10,120	23,334	(16,828)	(13,616)
Accrued and other liabilities	55,777	(14,849)	35,611	(72,822)
Net cash provided by operating activities	321,140	189,707	563,813	393,155
Cash flows from investing activities
Purchases of property and equipment	(196,450)	(44,626)	(289,541)	(84,507)
Proceeds from sales of property and equipment	2,693	1,290	4,456	1,290
Purchases of marketable securities	(1,158,986)	(876,081)	(1,990,868)	(1,578,045)
Proceeds from maturities of marketable securities	955,681	802,237	1,615,737	1,461,687
Proceeds from sales of marketable securities	16,860	34,019	22,372	108,817
Proceeds from sales of long-lived assets	—	—	—	35,000
Business combinations, net of cash acquired	(32,504)	—	(32,504)	—
Other investing activities	(825)	(525)	(2,175)	(10,531)
Net cash used in investing activities	(413,531)	(83,686)	(672,523)	(66,289)
Cash flows from financing activities
Proceeds from issuance of convertible notes	1,150,000	—	1,150,000	—
Convertible notes issuance costs	(11,730)	—	(11,730)	—
Purchases of convertible note hedges	(267,950)	—	(267,950)	—
Proceeds from issuance of warrants concurrent with note hedges	186,760	—	186,760	—
Taxes paid related to net share settlement of equity awards	(1,803)	(1,933)	(9,360)	(5,023)
Payments of capital lease obligations	(23,035)	(28,066)	(47,282)	(55,150)
Proceeds from exercise of stock options	329	809	3,097	7,331
Proceeds from issuances of common stock under employee stock purchase plan	16,337	14,019	16,337	14,019
Net cash provided by (used in) financing activities	1,048,908	(15,171)	1,019,872	(38,823)
Net increase in cash, cash equivalents and restricted cash	956,517	90,850	911,162	288,043
Foreign exchange effect on cash, cash equivalents and restricted cash	(14,464)	4,256	(12,514)	8,440
Cash, cash equivalents and restricted cash at beginning of period	1,630,452	1,229,010	1,673,857	1,027,633
Cash, cash equivalents and restricted cash at end of period	$2,572,505	$1,324,116	$2,572,505	$1,324,116
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$19,165	$—	$19,165	$—
Equipment purchases under capital leases	$—	$33,492	$16,086	$70,926
Changes in accrued property and equipment purchases	$10,352	$(6,737)	$7,554	$(1,847)
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$2,544,641	$1,288,323	$2,544,641	$1,288,323
Restricted cash included in prepaid expenses and other current assets	2,261	7,894	2,261	7,894
Restricted cash included in other assets	25,603	27,899	25,603	27,899
Total cash, cash equivalents and restricted cash	$2,572,505	$1,324,116	$2,572,505	$1,324,116

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Non-GAAP net income and net income per share:
Net income (loss)	$100,117	$(116,488)	$161,114	$(178,047)
Exclude: Provision (benefit) for income taxes	(34,250)	3,413	(31,365)	6,607
Income (loss) before income taxes	65,867	(113,075)	129,749	(171,440)
Stock-based compensation expense	79,469	113,396	152,735	230,393
Amortization of acquired intangible assets	4,876	14,340	9,818	30,531
Non-cash interest expense related to convertible notes	23,309	20,041	44,031	39,289
Impairment of investments in privately-held companies	3,000	55,000	3,000	55,000
Restructuring charges and one-time nonrecurring gain	(265)	(226)	(1,248)	(9,798)
Non-GAAP income before income taxes	176,256	89,476	338,085	173,975
Non-GAAP provision for income taxes (1)	42,301	33,106	81,140	64,371
Non-GAAP net income	$133,955	$56,370	$256,945	$109,604
GAAP basic shares	752,351	730,069	750,037	726,083
Dilutive equity awards (2)	20,205	8,214	19,185	8,444
Non-GAAP diluted shares (3)	772,556	738,283	769,222	734,527
Non-GAAP diluted net income per share	$0.17	$0.08	$0.33	$0.15
Adjusted EBITDA:
Net income (loss)	$100,117	$(116,488)	$161,114	$(178,047)
Stock-based compensation expense	79,469	113,396	152,735	230,393
Depreciation and amortization expense	105,982	103,063	202,828	205,855
Interest and other expense, net	13,757	74,716	24,800	92,803
Provision (benefit) for income taxes	(34,250)	3,413	(31,365)	6,607
Restructuring charges and one-time nonrecurring gain	(265)	(226)	(1,248)	(9,798)
Adjusted EBITDA	$264,810	$177,874	$508,864	$347,813
Stock-based compensation expense by function:
Cost of revenue	$3,338	$6,253	$8,137	$12,205
Research and development	45,069	63,625	87,015	128,011
Sales and marketing	18,225	20,694	33,047	45,783
General and administrative	12,837	22,824	24,536	44,394
Total stock-based compensation expense	$79,469	$113,396	$152,735	$230,393
Amortization of acquired intangible assets by function:
Cost of revenue	$4,411	$9,192	$8,888	$16,049
Sales and marketing	465	5,148	930	14,482
Total amortization of acquired intangible assets	$4,876	$14,340	$9,818	$30,531
Restructuring charges and one-time nonrecurring gain by function:
Cost of revenue	$(17)	$(3)	$(77)	$100
Research and development	(89)	(16)	(419)	(11,528)
Sales and marketing	(107)	(197)	(507)	1,281
General and administrative	(52)	(10)	(245)	349
Total restructuring charges and one-time nonrecurring gain	$(265)	$(226)	$(1,248)	$(9,798)
Non-GAAP costs and expenses:
Total costs and expenses	$630,917	$612,214	$1,220,863	$1,200,743
Less: stock-based compensation expense	(79,469)	(113,396)	(152,735)	(230,393)
Less: amortization of acquired intangible assets	(4,876)	(14,340)	(9,818)	(30,531)
Less: restructuring charges and one-time nonrecurring gain	265	226	1,248	9,798
Total non-GAAP costs and expenses	$546,837	$484,704	$1,059,558	$949,617
Adjusted free cash flow:
Net cash provided by operating activities	$321,140	$189,707	$563,813	$393,155
Less: purchases of property and equipment	(196,450)	(44,626)	(289,541)	(84,507)
Plus: proceeds from sales of property and equipment	2,693	1,290	4,456	1,290
Less: equipment purchases under capital leases	—	(33,492)	(16,086)	(70,926)
Adjusted free cash flow	$127,383	$112,879	$262,642	$239,012

(1) As a result of the 2017 Tax Cuts and Jobs Act, the blended US federal and state statutory tax rate used to calculate our reported non-GAAP provisions for income taxes decreased from 37% to 24% beginning in the first quarter of 2018.

(2) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks and warrants. There is no dilutive effect of the notes nor the related hedge and warrant transactions.

(3) GAAP dilutive shares are the same as Non-GAAP dilutive shares for the three and six months ended June 30, 2018.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue and advertising revenue excluding foreign exchange effect:
Revenue	$711	$574	$1,375	$1,122
Foreign exchange effect on 2018 revenue using 2017 rates	(7)		(21)
Revenue excluding foreign exchange effect	$704		$1,354
Revenue year-over-year change percent	24%		23%
Revenue excluding foreign exchange effect year-over-year change percent	23%		21%

Advertising revenue	$601	$489	$1,176	$963
Foreign exchange effect on 2018 advertising revenue using 2017 rates	(7)		(21)
Advertising revenue excluding foreign exchange effect	$594		$1,155
Advertising revenue year-over-year change percent	23%		22%
Advertising revenue excluding foreign exchange effect year-over-year change percent	21%		20%